Exhibit 10.24

BioPreferredSM
www.biopreferred.gov	United States Department of Agriculture

October 29, 2009

Sam Jeffries
President/CEO
Organic Sales and Marketing (OSM), Inc.
114 Broadway
Raynham, MA 02767

Dear Mr. Jeffries:

This letter serves as official notification that OSM, Inc. is a participant in the US Department of Agriculture’s (USDA) BioPreferredSM program. BioPreferred is a Federally managed program that aims to increase the purchase and use of renewable, sustainable biobased products. Biobased products are defined by USDA as products that are composed in whole or in large part of agricultural or forestry materials. Biobased products may include plant, animal, and marine materials.

BioPreferred works with manufacturers such as OSM, distributors, and large-scale buyers (e.g. the government and commercial markets) to increase awareness, purchase, and use of biobased products. OSM manufactures natural cleaners, hand sanitizers, and agricultural products. These products are identified by USDA as “BioPreferred” or “BioPreferred-designated items.” You may also identify your products this way and promote them as such.

Your cleaning products fall within the BioPreferred “glass and surface cleaners” category; these products contain biobased content equal to or greater than 49%. Additionally, OSM’s hand sanitizers fall within the “hand cleaners and sanitizers” category; these products contain biobased content equal to or greater than 73%.

One major way USDA shares information about the BioPreferred designated items is is through a list of the products on our website. Please visit www.biopreferred.gov and click on the link for the “Catalog” to view the entries for your designated items. Only biobased products that meet or exceed the minimum content established by USDA can be called “BioPreferred” and are listed in this catalog.

Federal government agencies, military branches, and Federal contractors must give preferred purchasing preference for BioPreferred biobased products — various mandates, policies, and Presidential Executive Orders document this. Over the coming years, we look forward to working with you to translate government greening policy into practice and to creating lasting environmental change for generations to come.

Sincerely,

Ron Buckhalt
BioPreferred Program Manager
202-205-4008
ronb.buckhalt@da.usda.gov

342 Reporters Building, 300 7th St. S.W., Washington, DC 20024

USDA is an equal opportunity provider and employer.